Exhibit 99
First Interstate BancSystem, Inc. Completes Initial Public Offering
Billings, Montana — March 29, 2010 — First Interstate BancSystem, Inc. (NASDAQ: FIBK), a financial and bank holding company headquartered in Billings, Montana, announced today the completion of its initial public offering of 10,000,000 shares of Class A common stock, and an additional 1,500,000 shares of Class A common stock pursuant to the full exercise of the underwriters’ option to purchase such shares in the offering. First Interstate received net proceeds of approximately $153.3 million from the sale of its shares, after deducting the underwriting discount and estimated offering expenses.
Barclays Capital acted as the sole book-runner for the offering, D.A. Davidson & Co. acted as joint lead manager, and Keefe, Bruyette & Woods and Sandler O’Neill + Partners, L.P. acted as co-managers of the offering. Copies of the final written prospectus may be obtained from Barclays Capital Inc. by telephone at (888) 603-5847, by mail c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York 11717, or by emailing barclaysprospectus@broadridge.com.
A registration statement relating to shares of Class A common stock of First Interstate was declared effective by the U.S. Securities and Exchange Commission on March 23, 2010. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Contact:
Terrill R. Moore
Executive Vice President and Chief Financial Officer
First Interstate BancSystem, Inc.
401 North 31st Street
Billings, Montana 59116
+1 406-255-5390